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                              [Logo of BT                           Exhibit 99.1
                          Financial Corporation]                  BT Financial
                                                                 Press Release

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NEWS RELEASE
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Contact:
For Release:                      John H. Anderson 814.532.3801
                                         Immediately


              BT Financial Corporation Completes Armstrong County
                                  Acquisition

Johnstown, PA (October 23, 1998)--BT Financial Corporation (NASDAQ NNM:BTFC) has completed an acquisition agreement with Peoples National Bank of Rural Valley
(PNB), Rural Valley, Pennsylvania effective at the close of business October 23, 1998. The Armstrong County bank will be merged into BTFC's bank affiliate, Laurel Bank.

According to the acquisition agreement, each shareholder of PNB will receive
12.11 shares of BTFC common stock per each share of PNB common stock.

Chartered in 1933, Peoples National Bank operated one office at 601 Main Street, in Rural Valley with asset size of $37 million. Laurel Bank will now have four offices in Armstrong County. The other offices are located in Elderton, Kittanning and North Washington.

"With four offices in Armstrong County, Laurel Bank can take an even stronger role in the economic well-being of the community," said John H. Anderson, Chairman and CEO of BTFC. "Peoples National Bank of Rural Valley has a strong commitment to their community and Laurel Bank will strive for the same."

The Rural Valley Office is staffed with 14 employees. According to Anderson, no furloughs are anticipated. Stella Samosky has been appointed Office Manager.

BT Financial Corporation is a bank holding company with headquarters at BT Financial Plaza, 551 Main Street, Johnstown, Pennsylvania, and assets totaling $1.7 billion. The Corporation's banking affiliate is Laurel Bank, Johnstown, serving 12 counties throughout southwestern Pennsylvania. BT Financial Corporation's other affiliates include Laurel Trust Company, a state-chartered trust company, Bedford Associates, Inc., a real estate company, and Laurel Development Corporation, providing housing for low to moderate income citizens.



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BT Financial Corporation  BT Financial Plaza  551 Main Street  Johnstown, PA
15901
                      (814) 532-3801  Fax: (814) 536-2278
Affiliates: Johnstown Bank and Trust Company Laurel Bank Fayette Bank BT Management Trust Company Bedford Associates, Inc.
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This news release may contain forward-looking statements as defined in the
Private Securities Litigation Reform Act of 1995. Actual future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.